Exhibit 4.2

SUNDIAL GROWERS INC.
RESTRICTED AND PERFORMANCE SHARE UNIT PLAN
JULY 29, 2019

TABLE OF CONTENTS
Page

Section 1.	Interpretation and Administrative Provisions	1
1.1	Purpose	1
1.2	Definitions	1
1.3	Interpretation	6
1.4	Currency	6
1.5	Administration	6
1.6	Delegation to Committee	6
1.7	Governing Law	6
1.8	Shares Subject to the Plan	7
1.9	Participation Limits	7
Section 2.	Share Units	7
2.1	Granting of RSUs or PSUs	7
2.2	Election to Defer Annual Incentive Compensation	7
2.3	Number and Type of Share Units	8
2.4	Vesting of RSUs	8
2.5	Vesting of PSUs	8
2.6	Dividend Share Units	8
2.7	Share Unit Accounts	9
2.8	Settlement of Share Units	9
Section 3.	Termination	9
3.1	Termination for Cause and Resignation (Employees)	9
3.2	Death (Employees)	9
3.3	Disability, Retirement and Termination Without Cause (Employees)	10
3.4	Termination (Consultants)	10
Section 4.	General	11
4.1	Capital Adjustments	11
4.2	Effect of a Change of Control	11
4.3	Amendment and Termination	12
4.4	Clawback	13
4.5	Non-Exclusivity	13
4.6	Unfunded Plan	13
4.7	Successors and Assigns	13
4.8	Transferability of Share Units	14
4.9	No Special Rights	14
4.10	Other Employee Benefits	14
4.11	Withholding Taxes	14
4.12	No Liability	15
4.13	Government Regulation and Grant Restrictions	15
4.14	Priority of Agreements	15
4.15	Severability	15
4.16	Effective Date	15

-i-

SUNDIAL GROWERS INC.
RESTRICTED AND PERFORMANCE SHARE UNIT PLAN

Section 1.          Interpretation and Administrative Provisions

1.1          Purpose

The purposes of this Plan are to: (i) support the achievement of the Company’s performance objectives; (ii) align the interests of Eligible Persons with those of the Company’s shareholders; and (iii) attract, retain and motivate Eligible Persons critical to the long term success of the Company and its Subsidiaries.

1.2          Definitions

For the purposes of the Plan, the following terms have the following meanings:

 “Acquirors” means a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Business Corporations Act (Alberta), as amended, with any such person, group of persons or any of such persons.

“Addendum” means the terms of the addendum attached hereto that is applicable to U.S. Participants (or Participants who may become U.S. taxpayers).

“Affiliate” means any entity that is an “affiliate” for the purposes of National Instrument 45-106 — Prospectus Exemptions, as amended from time to time.

“Applicable Withholding Taxes” means any and all taxes and other source deductions or other amounts which a Participating Company is required by law to withhold from any amounts to be paid or credited hereunder.

“Award Agreement” means an RSU Agreement or PSU Agreement, as the context requires.

“Award Date” means the date when an annual cash bonus is paid to a Participant, provided that if an Award Date falls within a Blackout Period, the Award Date shall be the date which is six Business Days following the date on which the Blackout Period ends.

“Blackout Period” means the period of time when, pursuant to any policies or determinations of the Company, securities of the Company may not be traded by Insiders or other specified persons, including any period in which Insiders or other specified persons are in possession of material undisclosed information, but excluding any period during which a regulator has halted trading in the Company’s securities.

“Board” means the board of directors of the Company.

“Business Day” means any day on which the Nasdaq Global Select Market is open for business.

“Cause” means (i) if the Participant has an employment agreement or consulting agreement or arrangement with a Participating Company, “cause”, “just cause” or any other similar term as defined in such agreement, or (ii) if there is no such employment agreement or consulting agreement or arrangement, or no such definition exists, means:

(a)	the willful failure by a Participant to perform the Participant’s duties with respect to a Participating Company (other than due to illness);

(b)
theft, fraud, dishonesty or misconduct by the Participant involving the property, business or affairs of a Participating Company or the carrying out of the Participant’s duties with respect to a Participating Company;

(c)
the material breach by a Participant of the Participant’s employment agreement or consulting agreement or arrangement, the Company’s Code of Conduct (if applicable) or any of the Participant’s confidentiality, non-solicitation or non-competition obligations;

(d)	the Participant is convicted of, or pleads guilty to, a crime which constitutes an indictable offence; or

(e)	any other conduct that would be treated by the courts of the jurisdiction in which the Participant is employed or provides services to constitute cause for termination of employment or services.

“Change of Control” means:

(a)	the acquisition of:

(i)	Common Shares; and/or

(ii)	Convertible Securities,

as a result of which Acquirors, beneficially own or exercise control or direction over Common Shares or Convertible Securities such that, assuming only the conversion or exercise of Convertible Securities beneficially owned or over which control or direction is exercised by the Acquirors, the Acquirors would beneficially own or exercise control or direction over Common Shares which would entitle them to cast more than 50% of the votes attaching to all Common Shares which may be cast to elect directors of the Company; or

(b)	approval by the shareholders of the Company of:

(i)	an amalgamation, arrangement, merger or other consolidation of the Company with another corporation pursuant to which:

(A)
the holders of Common Shares immediately prior thereto do not immediately thereafter own shares of the successor or continuing corporation which entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation; or

(B)
the Common Shares, when converted, exchanged or otherwise affected pursuant to such amalgamation, arrangement, merger or other consolidation, do not comprise shares of the successor or continuing corporation which entitle the holders thereof to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation;

(ii)	a liquidation, dissolution or winding-up of the Company; or

(iii)
the sale of all or substantially all of the assets of the Company followed by a liquidating distribution of cash or securities to the shareholders of the Company entitled to assets upon a liquidating distribution.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder.

“Committee” means the compensation committee of the Board or such other committee of the Board as designated by the Board from time to time to administer the Plan.

“Common Share” means a common share in the capital of the Company.

“Company” means Sundial Growers Inc., and any successor thereto.

“Consultant” means an individual consultant or a consultant entity, other than an employee or director that:

(a)	is engaged to provide services on a bona fide basis to a Participating Company, other than services provided in relation to a distribution of securities of a Participating Company;

(b)	provides the services under a written contract with a Participating Company; and

(c)	spends or will spend a significant amount of time and attention on the affairs and business of a Participating Company,

and includes, (i) for an individual consultant, (A) a company of which the individual consultant is an employee or shareholder; or (B) a partnership of which the individual consultant is an employee or partner, and (ii) for a consultant that is not an individual, an employee or director of the consultant, provided that the individual employee or director spends or will spend a significant amount of time and attention on the affairs and business of a Participating Company.

“Convertible Securities” means securities convertible into, exercisable for or carrying the right to purchase Common Shares.

“Disability” means the termination of the Participant’s employment at a time when the Participant is unable to substantially fulfill their duties on behalf of a Participating Company for a continuous period of 6 months or more or the Participant’s inability to substantially fulfill their duties on behalf of a Participating Company for an aggregate period of 9 months or more during any consecutive 12 month period, or the incurrence of a disability as determined by the Board in its discretion.  Notwithstanding the foregoing, for Share Units that are subject to Section 409A of the Code, “Disability” shall mean that a Participant is disabled within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code.

“Dividend Share Unit” has the meaning ascribed to such term in Section 2.6.

“Election Notice” means a notice substantially in the form set out as Schedule C to this Plan, as amended by the Board from time to time.

“Eligible Person” means any employee, officer or Consultant of a Participating Company and includes any such person who is on a leave of absence authorized by a Participating Company.

“Fair Market Value” means the closing price of a Common Share on the trading day immediately preceding the applicable day on the Nasdaq Global Select Market or, if the Common Shares are not then listed on the Nasdaq Global Select Market, on such other principal stock exchange or over-the-counter market on which the Common Shares are listed or quoted.  If the Common Shares are not publicly traded or quoted, then “Fair Market Value” shall mean the fair market value of a Common Share as determined in good faith by the Board on the applicable day.

“Grant Date” means the date an RSU or PSU is granted to a Participant as determined by the Board and set out in the Participant’s Award Agreement. The Grant Date of RSUs granted pursuant to Section 2.2 shall be the applicable Award Date.

“Individual Participant” means a Participant who is an individual.

“Insider” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual in respect of the rules governing Security-Based Compensation Arrangements, as amended from time to time.

“Participant” means any Eligible Person to whom an RSU or PSU is granted.

“Participating Company” means the Company and any of its Subsidiaries, as designated by the Board from time to time.

“Performance Period” means, with respect to PSUs, the period of time specified in the PSU Agreement during which the applicable Performance Vesting Conditions may be achieved.

“Performance Vesting Conditions” means such performance-related conditions in respect of the vesting of Share Units determined by the Board at the Grant Date, which may include but are not limited to, financial or operational performance of the Company, total shareholder return or individual performance criteria, measured over the Performance Period.

“Plan” means this Restricted and Performance Share Unit Plan, as amended or restated from time to time.

“PSU” means a right granted to an Eligible Person to receive a Common Share or a cash payment equal to the Fair Market Value thereof that generally becomes vested, if at all, subject to the attainment of Performance Vesting Conditions and the satisfaction of such other conditions to vesting, if any, as may be determined by the Board.

“PSU Agreement” means an agreement substantially in the form set out as Schedule A to this Plan, as amended by the Board from time to time, specifying the terms and conditions of a PSU.

“Retirement” means a Participant’s retirement from employment with a Participating Company on or after the Participant reaches age 60 and has at least 10 years of service in the aggregate with the Company and any of its Subsidiaries, or the Participant’s retirement from employment with a Participating Company under circumstances that the Board, in its discretion, has determined to be a retirement for purposes of the Plan.

“RSU” means a right granted to an Eligible Person to receive a Common Share or a cash payment equal to the Fair Market Value thereof that generally becomes vested, if at all, following a period of continuous employment or service.

“RSU Agreement” means an agreement substantially in the form set out as Schedule B to this Plan, as amended by the Board from time to time, specifying the terms and conditions of an RSU.

“Security-Based Compensation Arrangement” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual, as amended from time to time.

“Settlement Date” has the meaning ascribed to such term in Section 2.8.

“Share Unit” means either an RSU, PSU or Dividend Share Unit as the context requires.

“Share Unit Account” has the meaning ascribed to such term in Section 2.7.

“Subsidiary” or “Subsidiaries” means any entity that is a “subsidiary” for the purposes of National Instrument 45-106 — Prospectus Exemptions, as amended from time to time.

“Termination Date” means: (i) for employees, a Participant’s last day of active employment with a Participating Company (other than in connection with a Participant’s transfer of employment to another Participating Company), regardless of whether the Participant’s employment with the Participating Company is terminated with or without Cause, lawfully or unlawfully, and does not include any period of statutory, contractual, common law, civil law or other notice of termination of employment or any period of salary continuance, severance or deemed employment or other damages paid or payable to the Participant in respect of the termination of employment, whether pursuant to an employment agreement or at law; or (ii) for  Consultants, the last day on which the Consultant is actively providing services to a Participating Company.

“U.S. Participant” means any Participant who is a United States citizen or United States resident alien as defined for purposes of Section 7701(b)(1)(A) of the Code.

“Vesting Date” means the date or dates set out in the Award Agreement on which a Share Unit will vest, or such earlier date as is provided for in the Plan or is determined by the Board.

1.3          Interpretation

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing any gender include any other gender.  Whenever the Board is entitled to exercise discretion in the administration of the Plan, the term “discretion” means the sole and absolute discretion of the Board.

1.4          Currency

Unless otherwise specifically provided, all references to dollars in this Plan are references to United States dollars.

1.5          Administration

This Plan will be administered by the Board which has the discretion to:  (i) grant RSUs or PSUs to Eligible Persons; (ii) determine the Performance Period, Performance Vesting Conditions, vesting schedule, term, limitations, restrictions and conditions applicable to RSUs and PSUs; (iii) waive or amend the Performance Vesting Conditions or vesting schedule; (iv) interpret and administer the Plan; (v) establish, amend and rescind any rules and regulations relating to the Plan; and (vi) make any other determinations that the Board deems necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Board deems, in its discretion, necessary or desirable. Any decision of the Board with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Participants.  The day-to-day administration of the Plan may be delegated to such officers and employees of the Company as the Board determines.

1.6          Delegation to Committee

To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Board under the Plan.  In such event, references to the Board mean and include the Committee, and the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board.  Any decisions made or actions taken by the Committee arising out of or in connection with the administration or interpretation of this Plan within its authority under this Plan are final, conclusive and binding on the Company, each Participating Company, the Participants and all other persons.

1.7          Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

1.8          Shares Subject to the Plan

Subject to adjustment pursuant to Section 4.1, the maximum number of Common Shares that may be issued pursuant to the Plan shall be 8% of the number of issued and outstanding Common Shares from time to time. Common Shares in respect of Share Units which are cancelled, terminated, disposed of or settled hereunder will be available for subsequent issuance under the Plan. No fractional Common Shares may be purchased or issued hereunder.

1.9          Participation Limits

The grant of RSUs and PSUs under the Plan is subject to the following limitations:

(a)
no more than 10% of the outstanding Common Shares may be issuable at any time under the Plan alone or when combined with all other Security-Based Compensation Arrangements of the Company established on or following July 29, 2019; and

(b)
no more than 5% of the outstanding Common Shares may be issued under the Plan alone or when combined with all other Security-Based Compensation Arrangements of the Company established on or following July 29, 2019 to any one Participant.

Section 2.          Share Units

2.1          Granting of RSUs or PSUs

The Board may, from time to time, grant RSUs or PSUs to Eligible Persons, provided that the total number of Common Shares subject to RSUs and PSUs shall not at any time exceed the maximum amount set forth in Section 1.8.  The grant of an RSU or PSU to an Eligible Person at any time shall neither entitle such Eligible Person to receive, nor preclude such Eligible Person from receiving, a subsequent grant of an RSU or PSU.  Each RSU and PSU granted by the Board shall be evidenced by an RSU Agreement or PSU Agreement, as applicable. Unless otherwise provided in the applicable Award Agreement, Share Units granted to a Participant shall be awarded solely in respect of performance of such Participant in the calendar year in which the Grant Date occurs.  In all cases, other than grants pursuant to Section 2.2, the Share Units shall be in addition to, and not in substitution for or in lieu of, ordinary salary and wages payable to a Participant in respect of his or her services to the applicable Participating Company.

2.2          Election to Defer Annual Incentive Compensation

Subject to the Board’s approval (which may be withheld for any reason), an Eligible Person, other than a U.S. Participant, may elect to defer bonus compensation to be received under the Company’s short-term incentive plan in the form of RSUs, by delivering to the Company an Election Notice not later than December 31 of the year preceding the year in which the Award Date occurs. An Eligible Person who elects to defer incentive compensation in the form of RSUs will be awarded the number of RSUs determined by dividing (i) the dollar amount of incentive compensation to be deferred, by (ii) the Fair Market Value of a Common Share as at the Award Date. Notwithstanding the foregoing, if a Blackout Period is in effect, an Eligible Person may not deliver an election until the first day immediately following the expiration of the Blackout Period.

2.3          Number and Type of Share Units

Each RSU Agreement and PSU Agreement shall set forth: (i) the Grant Date of the RSUs or PSUs; (ii) the number of RSUs or PSUs subject to such award; (iii) the applicable vesting schedule; and (iv) any applicable Performance Vesting Conditions and Performance Period, and may specify such other terms and conditions consistent with the terms of the Plan as the Board shall determine or as shall be required under any other provision of the Plan.

2.4          Vesting of RSUs

Subject to the terms of any employment or other agreement between the Participant and a Participating Company, or the Board expressly providing to the contrary, a Participant’s RSUs shall vest and, for U.S. Participants, be subject to Applicable Witholding Tax, based on the terms set out in the applicable RSU Agreement. Notwithstanding the foregoing, all RSUs that were awarded pursuant to Section 2.2 and all related Dividend Share Units, shall be deemed to be fully vested on the Participant’s Termination Date, regardless of the reason for termination of the Participant’s employment.

The Board may, in its discretion, at any time, accelerate the vesting of any or all RSUs and related Dividend Share Units held by a Participant in the manner and on the terms authorized by the Board.

2.5          Vesting of PSUs

Subject to the terms of any employment or other agreement between the Participant and a Participating Company, or the Board expressly providing to the contrary, a Participant’s PSUs shall vest on the Vesting Date(s) and, for U.S. Participants, be subject to Applicable Witholding Tax, conditional on the satisfaction of any Performance Vesting Conditions during the applicable Performance Period. The percentage of the PSUs that vest will be based on the achievement of the applicable Performance Vesting Conditions as determined by the Board in its sole discretion.

The Board may, in its discretion, at any time, accelerate the vesting of any or all PSUs and related Dividend Share Units held by a Participant in the manner and on the terms authorized by the Board having regard to the level of achievement of the Performance Vesting Conditions prior to the applicable date.

2.6          Dividend Share Units

When dividends (other than stock dividends) are paid on Common Shares, additional Share Units (“Dividend Share Units”) shall be credited to a Participant’s Share Unit Account as of the dividend payment date. The number of Dividend Share Units to be credited to the Participant’s Share Unit Account shall be determined by multiplying the aggregate number of Share Units held by the Participant on the relevant record date by the amount of the dividend paid by the Company on each Common Share, and dividing the result by the Fair Market Value on the dividend payment date, rounded down to the nearest whole Share Unit, which Dividend Share Units shall be in the form of RSUs or PSUs, as applicable.  Dividend Share Units credited to a Participant’s Share Unit Account in accordance with this Section 2.6 shall be subject to the same vesting conditions applicable to the related RSUs or PSUs.

2.7          Share Unit Accounts

An account, called a “Share Unit Account”, shall be maintained by the applicable Participating Company for each Participant and will be credited with such grants of RSUs, PSUs or Dividend Share Units as are received by the Participant from time to time.  Share Units that fail to vest or that are settled in accordance with Section 2.8 shall be cancelled and shall cease to be recorded in the Participant’s Share Unit Account as of the date on which such Share Units are forfeited or cancelled under the Plan or are settled, as the case may be.  Where a Participant has been granted one or more RSUs or PSUs, such RSUs and PSUs (and related Dividend Share Units) shall be recorded separately in the Participant’s Share Unit Account.

2.8          Settlement of Share Units

On or as soon as practicable following the Vesting Date of a Share Unit and in any event no later than December 15 of the third year following the year in respect of which the Share Unit is granted (the “Settlement Date”), and subject to Section 4.11 and the attached Addendum, the Company shall redeem all of a Participant’s vested Share Units by, in the discretion of the Company (i) issuing from treasury the number of Common Shares that is equal to the number of vested Share Units held by the Participant as at the Settlement Date (rounded down to the nearest whole number), as fully paid and non-assessable Common Shares, (ii) delivering to the Participant an amount in cash (net of Applicable Withholding Taxes) equal to the number of vested Share Units held by the Participant as at the Settlement Date multiplied by the Fair Market Value as at the Settlement Date, (iii) delivering to the Participant a whole number of Common Shares purchased on the open market that is equal to the number of vested Share Units held by the Participant as at the Settlement Date, or (iv) a combination of (i), (ii) and (iii). Upon settlement of such Share Units, the corresponding number of Share Units credited to the Participant’s Share Unit Account shall be cancelled and the Participant shall have no further rights, title or interest with respect thereto.

Section 3.          Termination

3.1          Termination for Cause and Resignation (Employees)

If a Participant’s employment with a Participating Company is terminated for Cause or a Participant’s employment is terminated with a Participating Company due to the Participant’s resignation (other than in circumstances constituting a Retirement), all Share Units held by the Participant on the Participant’s Termination Date, whether vested or unvested, shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

3.2          Death (Employees)

If a Participant’s employment with a Participating Company ceases as a result of death, all unvested Share Units held by the Participant on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. Any vested Share Units in the Participant’s Share Unit Account on the Participant’s Termination Date shall be settled as soon as practicable following the Termination Date in accordance with Section 2.8.

3.3          Disability, Retirement and Termination Without Cause (Employees)

If a Participant’s employment with a Participating Company is terminated due to a Disability, the Participant’s Retirement or a termination without Cause by a Participating Company, a portion of the Participant’s unvested RSUs and related Dividend Share Units will vest as of the Termination Date. The percentage which will vest will be determined by a fraction, the numerator of which is the number of days that have elapsed from the Grant Date up to and including the Termination Date, and the denominator of which is the number of days from the Grant Date up to and including the original Vesting Date and shall be settled as soon as practicable following the Termination Date in accordance with Section 2.8. All other unvested RSUs and related Dividend Share Units held by the Participant on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

If a Participant’s employment with a Participating Company is terminated due to a Disability, the Participant’s Retirement or a termination without Cause by a Participating Company, (i) a portion of the Participant’s unvested PSUs and related Dividend Share Units (based on the number of days that have elapsed from the Grant Date up to and including the Termination Date) shall continue to be held by the Participant and shall vest at the same time and based on the achievement of the applicable Performance Vesting Conditions as if the Participant had remained employed by, or in the services of, a Participating Company until the Vesting Date, at which time all vested PSUs and related Dividend Share Units will be settled in accordance with Section 2.8, and (ii) all other PSUs and related Dividend Share Units held by the Participant shall terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. All outstanding PSUs and related Dividend Share Units that fail to vest on the Vesting Date shall automatically terminate on the Vesting Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. In addition to the achievement of the applicable Performance Vesting Conditions, the vesting of any PSUs and related Dividend Share Units pursuant to this Section 3.3 shall be conditional on the Participant complying with the restrictive covenants set out in the applicable Award Agreement (if any).

3.4          Termination (Consultants)

(i)
If a Participant’s consulting agreement or arrangement terminates by reason of: (i) termination by a Participating Company for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in Participant’s consulting agreement or arrangement), which includes, without limitation, a termination by a Participating Company for Cause; or (ii) voluntary termination by the Participant (whether or not such termination is effected in compliance with any termination provisions contained in the Participant’s consulting agreement or arrangement), all Share Units held by the Participant on the Participant’s Termination Date, whether vested or unvested, shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

(ii)
If: (i) an Individual Participant’s consulting agreement or arrangement terminates by reason of death of the Individual Participant; or (ii) a Participant’s consulting agreement or arrangement terminates by reason of termination by a Participating Company for any reason whatsoever other than for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Consultant’s consulting agreement or arrangement), all unvested Share Units held by the Participant on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. Any vested Share Units in the Participant’s Share Unit Account on the Participant’s Termination Date shall be settled as soon as practicable following the Termination Date in accordance with Section 2.8.

Section 4.          General

4.1          Capital Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, merger, amalgamation, arrangement, consolidation, reclassification, spin-off or other distribution (other than normal cash dividends) of the Company’s assets to shareholders, or any other change in the capital of the Company affecting Common Shares, the Board will make such proportionate adjustments, if any, as the Board in its discretion deems appropriate to reflect such change (for the purpose of preserving the value of the Share Units), with respect to: (i) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; (ii) the number or kind of shares or other securities subject to any outstanding Share Units; (iii) the number of Share Units in the Participants’ Share Unit Accounts; and (iv) the vesting of PSUs provided, however, that no adjustment will obligate the Company to issue or sell fractional securities.  Notwithstanding anything in this Plan to the contrary, all adjustments made pursuant to this Section 4.1 shall be made subject to the rules of any stock exchange on which the Common Shares are listed and in compliance with paragraph 7(1.4)(c) of the Income Tax Act (Canada) and/or with Code Section 409A and Treasury Regulations Section 1.409A-1(b)(5), to the extent applicable.

4.2          Effect of a Change of Control

Notwithstanding any other provision of this Plan, and subject to the provisions of the Addendum for U.S. Participants, in the event of a Change of Control, the surviving, successor or acquiring entity shall assume any outstanding Share Units or shall substitute similar share units for the outstanding Share Units. If the surviving, successor or acquiring entity does not assume the outstanding Share Units or substitute similar share units for the outstanding Share Units, or if the Board otherwise determines in its discretion, the Company shall give written notice to all Participants advising that the Plan shall be terminated effective immediately prior to the Change of Control and all RSUs (and related Dividend Share Units) and a specified number of PSUs (and related Dividend Share Units) shall be deemed to be vested and, unless otherwise settled, forfeited or cancelled in accordance with the terms of the Plan or the applicable Share Unit prior to the termination of the Plan, shall be settled immediately prior to the termination of the Plan.  The number of PSUs which are deemed to be vested shall be determined by the Board, in its sole discretion, having regard to the level of achievement of the Performance Vesting Conditions prior to the Change of Control.

In the event of a Change of Control, the Board has the power to:  (i) make such other changes to the terms of the Share Units as it considers fair and appropriate in the circumstances, provided such changes are not adverse to the Participants; (ii) otherwise modify the terms of the Share Units to assist the Participants to tender into a takeover bid or other arrangement leading to a Change of Control, and thereafter; and (iii) terminate, conditionally or otherwise, the Share Units not settled following successful completion of such Change of Control.  If the Change of Control is not completed within the time specified therein (as the same may be extended), the Share Units which vest pursuant to this Section 4.2 shall be returned by the Company to the Participant and, if settled, the Common Shares issued on such settlement shall be reinstated as authorized but unissued Common Shares and the original terms applicable to such Share Units shall be reinstated.

4.3          Amendment and Termination

(a)
The Board may amend or suspend any provision of the Plan or any Share Unit, or terminate this Plan, at any time without security holder approval, subject to those provisions of applicable law and the rules, regulations and policies of any stock exchange on which the Common Shares are listed, if any, that require the approval of security holders or any governmental or regulatory body regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary. However, except as expressly set forth herein or as required pursuant to applicable law, no action of the Board or security holders may materially adversely alter or impair the rights of a Participant under any Share Unit previously granted to the Participant without the consent of the affected Participant. Without limiting the generality of the foregoing, the Board may make the following types of amendments to this Plan or any Share Units without seeking security holder approval:

(i)
amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in this Plan or any Award Agreement or to correct or supplement any provision of this Plan or any Award Agreement that is inconsistent with any other provision of this Plan or any Award Agreement;

(ii)	amendments necessary to comply with the provisions of applicable law or the rules, regulations and policies of any stock exchange on which the Common Shares are listed;

(iii)	amendments necessary for Share Units to qualify for favourable treatment under applicable tax laws;

(iv)	amendments to the vesting provisions of this Plan or any Share Unit;

(v)	amendments to the termination or early termination provisions of this Plan or any Share Unit, whether or not such Share Unit is held by an Insider; and

(vi)	amendments necessary to suspend or terminate this Plan.

(b)	Security holder approval will be required for the following types of amendments:

(i)	any amendment to increase the maximum number of Common Shares issuable under this Plan, other than pursuant to Section 4.1;

(ii)
any amendment that would permit the introduction or reintroduction of non-employee directors as Eligible Persons on a discretionary basis or any amendment that increases the limits previously imposed on non-employee director participation;

(iii)	any amendment to the amendment provisions;

(iv)	any amendment which would allow for the transfer or assignment of Share Units under this Plan, other than for normal estate settlement purposes; and

(v)	amendments required to be approved by security holders under applicable law or the rules, regulations and policies of any stock exchange on which the Common Shares are listed.

4.4          Clawback

Notwithstanding any other provision of this Plan, any Share Unit which is subject to recovery or recoupment under applicable laws, stock exchange listing requirements or policies adopted by the Company, will be subject to such deductions and clawbacks as may be required pursuant to such laws, stock exchange listing requirements or policies.

4.5          Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

4.6          Unfunded Plan

This Plan shall be unfunded and the Company will not secure its obligations hereunder.  To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company.

4.7          Successors and Assigns

The Plan shall be binding on all successors and assigns of the Participating Companies and each Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the creditors of a Participating Company or a Participant.

4.8          Transferability of Share Units

Rights of a Participant respecting Share Units shall not be transferable or assignable, except as provided in Section 3.2 or by will or the laws of descent and distribution.

4.9          No Special Rights

Nothing contained in the Plan or by the grant of any Share Units will confer upon any Participant any right to the continuation of the Participant’s employment by a Participating Company or any right to continue to serve as a consultant of a Participating Company or interfere in any way with the right of any Participating Company at any time to terminate a Participant’s employment or service or to increase or decrease the compensation of a Participant.  Nothing in this Plan may be construed to provide any Participant with any rights whatsoever to compensation or damages in lieu of notice or continued participation in, or entitlements under, the Plan as a consequence of a Participant’s termination of employment (regardless of the reason for the termination and the party causing the termination, including a termination without Cause). Share Units shall not be considered Common Shares nor shall they entitle a Participant to any interest in or title to any Common Shares or to exercise voting rights or any other rights attaching to the Common Shares. Participation in the Plan by an Eligible Person shall be voluntary.

4.10          Other Employee Benefits

The amount of any compensation received or deemed to be received by a Participant as a result of his or her participation in the Plan will not constitute compensation, earnings or wages with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance, termination, severance or salary continuation plan or any other employee benefit plans, nor under any applicable employment standards or other legislation, except as otherwise specifically determined by the Board.

4.11          Withholding Taxes

It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.

Notwithstanding any other provision of this Plan, a Participant shall be solely responsible for all Applicable Withholding Taxes resulting from his or her receipt of Common Shares or other property pursuant to this Plan, provided that for U.S. Participants, the Company will withhold the employer portion of any employer payroll taxes at the time of vesting. In connection with the settlement of Share Units pursuant to this Plan, a Participant shall, at the Participant’s discretion:

(a)
pay to the Company an amount as necessary so as to ensure that the Company is in compliance with the applicable provisions of any federal, provincial, local or other law relating to the Applicable Withholding Taxes in connection with such issuance;

(b)
authorize a securities dealer designated by the Company, on behalf of the Participant, to sell in the capital markets a portion of the Common Shares issued or received hereunder to realize cash proceeds to be used to satisfy the Applicable Withholding Taxes; or

(c)	make other arrangements acceptable to the Company to fund the Applicable Withholding Taxes.

4.12          No Liability

No Participating Company shall be liable to any Participant for any loss resulting from a decline in the market value of the Common Shares.

4.13          Government Regulation and Grant Restrictions

The Company’s obligation to issue and deliver Common Shares under any Share Unit is subject to: (i) the completion of such registration or other qualification of such Common Shares or obtaining approval of such regulatory authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (ii) the admission of such Common Shares to listing on any stock exchange on which such Common Shares may then be listed; and (iii) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.  The Company shall take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance and delivery of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.  Share Units may not be granted with a Grant Date or effective date earlier than the date on which all actions required to grant the Share Units have been completed.

4.14          Priority of Agreements

In the event of any inconsistency or conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail.  Unless otherwise provided herein, in the event of any inconsistency or conflict between the provisions of the Plan or any Award Agreement, on the one hand, and a Participant’s employment, service or consulting agreement or arrangement with a Participating Company, on the other hand, the provisions of the employment, service or consulting agreement or arrangement shall prevail.

4.15          Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

4.16          Effective Date

This Plan applies to Share Units granted hereunder on and after July 29, 2019.

ADDENDUM FOR U.S. PARTICIPANTS
SUNDIAL GROWERS INC.
RESTRICTED AND PERFORMANCE SHARE UNIT PLAN

The provisions of this Addendum apply to Share Units held by a U.S. Participant (or Participants who may become U.S. taxpayers) in order to avoid adverse or unintended tax consequences under Section 409A of the Code. All capitalized terms used in this Addendum but not defined in Section 1 below have the meanings attributed to them in the Plan.  This Addendum shall have no other effect on any other terms and provisions of the Plan except as set forth below. The terms of this Addendum shall supersede the terms of the Plan to the extent necessary to eliminate inconsistencies between this Addendum and the Plan.

1.	Definitions

“409A Change of Control Event” means the change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, that constitutes a change-in-control event under Treasury Regulations Section 1.409A-3(i)(5), or any successor provision.

“Separation from Service” means, with respect to a U.S. Participant, any event that may qualify as a separation from service under Treasury Regulation Section 1.409A-1(h). A U.S. Participant shall be deemed to have separated from service if he or she dies, retires, or otherwise has a termination of employment as defined under Treasury Regulation Section 1.409A-1(h).

“Specified Employee” has the meaning set forth in Treasury Regulation Section 1.409A-1(i).

2.	Section 409A

2.1          Settlement Date

In no event shall a Settlement Date occur later than the last banking day of the calendar year following the applicable Vesting Date (or expiration of the applicable Performance Period, if later), or if later, the 15th day of the third month after the month following the applicable Vesting Date (or expiration of the applicable Performance Period, if later).

2.2          Separation from Service

To the extent that any payment or benefit described in the Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon a U.S. Participant’s termination of employment, then such payments or benefits shall be payable only upon a U.S. Participant’s Separation from Service.

2.3          Leave of Absence

In cases of voluntary and/or statutory leave of absence of the U.S. Participant, the length of which exceeds the threshold determined for the relevant type of leave in the applicable human resources policy at the time of the leave, the Company shall prorate and settle the U.S. Participant’s Share Units after the end of each applicable Vesting Date or Performance Period on each applicable Settlement Date.

2.4          Specified Employees

If and to the extent that any payment or benefit is determined by the Company (a) to constitute “non-qualified deferred compensation” subject to Section 409A of the Code, (b) such payment or benefit is provided to a U.S. Participant who is a Specified Employee and (c) such payment or benefit must be delayed for six months from the Participant’s Termination Date (or an earlier date) in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause the Participant to incur any additional tax under Section 409A of the Code, then the Company shall delay making any such payment or providing such benefit until the expiration of such six month period.

2.5          Change of Control

Notwithstanding the terms of Section 4.2 of the Plan, if the Company engages in a Change of Control that does not constitute a 409A Change of Control Event, and the Board determines to accelerate the payment of any Share Units in connection with that Change of Control, the remaining unsettled Share Units shall be settled in accordance with their original terms, provided that achievement of Performance Vesting Conditions shall be determined by the Board, in its sole discretion, having regard to the level of achievement of the Performance Vesting Conditions prior to the event that does not constitute a 409A Change of Control Event.  If settlement of any Share Units is accelerated in connection with a 409A Change of Control Event, any Share Units that are accelerated shall be settled no later than thirty (30) days after the effective date of the 409A Change of Control Event.

2.6          Compliance with 409A

If a Plan provision or Award Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause any granted Share Units to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion and without the U.S. Participant’s consent, modify the Plan or Award Agreement to: (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the incurrence of additional taxes, interest or penalties under Section 409A of the Code, and (iii) maintain, to the maximum extent practicable, the original intent of the applicable term or provision of the Plan without contravening the provisions of Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

SCHEDULE A
PSU AGREEMENT

[Insert name of officer, employee or Consultant]  (the “Participant”)

Pursuant to the Restricted and Performance Share Unit Plan (the “Plan”) of Sundial Growers Inc. (the “Company”), and in consideration of services provided by the Participant to any Participating Company in respect of the ________ year, the Company hereby grants to the Participant on _________________, ________ (the “Grant Date”) _____ PSUs under the Plan.

The PSUs shall vest on _______________ (the “Vesting Date”). [NTD: Latest Vesting Date should be December 15 of the third year following the year in respect of which the Share Unit is granted.]

The Performance Period for this award is ■ [Insert Date], to ■ [Insert Date].

Vesting of the PSUs will be subject to the attainment of the following Performance Vesting Conditions:

[insert applicable performance vesting conditions and proportion of PSUs that vest depending on the attainment certain performance criteria.]

[NTD: Insert any non-solicit, non-compete or other restrictive covenants that apply in the event of Retirement.]

Capitalized terms used but not otherwise defined in this agreement shall have the meaning set out in the Plan.

The Company and the Participant understand and agree that the granting and settlement of the PSUs are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this agreement.

SUNDIAL GROWERS INC.

By:
Name:
Title:

The Participant agrees to the terms and conditions set out herein and confirms and acknowledges that the Participant has not been induced to enter into this agreement or acquire any Share Units by expectation of employment or service or continued employment or services with any Participating Company. The Participant confirms and acknowledges that the Participant has received and reviewed a copy of the Plan, including the early termination provisions set out in Section 3 of the Plan.

The Participant agrees to provide the Company with all information (including personal information, if applicable) required by the Company to administer the Plan. The Participant consents to the Company and any of its affiliates sharing and exchanging the Participant’s information held in order to administer and operate the Plan (including, if applicable, personal details, data relating to participation, salary, taxation and employment and sensitive personal data, including data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“Information”) and providing the Board, the Company’s and/or any of its affiliates’ agents, officers, employees and/or third parties with Information for the administration and operation of the Plan and the Participant accepts that this may involve Information being sent to a country outside of Canada which may not have the same level of data protection laws as Canada, and law enforcement agencies in that country may access Information in accordance with local laws. The Participant acknowledges that the Participant has the right to request a list of the names and addresses of any potential recipients of Information and to review and correct Information by contacting the Participant’s local human resources or Participating Company representative. The Participant acknowledges that the collection, processing and transfer of Information is important to the Plan administration and that failure to consent to same may prohibit participation in the Plan or the Participant’s receipt of the Share Units. [NTD: For Employees and individual Consultants include the first signature line and for Consultant entities include the second signature line.]

Signature

Name (please print)

[CONSULTANT ENTITY]

By:
Name:
Title:

CHECK THE BOX BELOW IF APPLICABLE:

□          I am a U.S. Participant and understand that my Share Units are subject to the terms and conditions of the Plan as modified by the Addendum to the Plan.

SCHEDULE B
RSU AGREEMENT

[Insert name of officer, employee or Consultant] (the “Participant”)

Pursuant to the Restricted and Performance Share Unit Plan (the “Plan”) of Sundial Growers Inc. (the “Company”), and in consideration of services provided by the Participant to any Participating Company in respect of the ________ year, the Company hereby grants to the Participant on _________________, ________ (“Grant Date”) _____ RSUs under the Plan.

The RSUs shall vest on the following dates (each, a “Vesting Date”):

as to                       RSUs on [insert date that is one year after Grant Date];

as to                       RSUs on [insert date that is two years after Grant Date]; and

as to                       RSUs on [insert date that is three years after Grant Date];

[NTD: For any RSUs granted in connection with a Eligible Person’s election to defer bonus compensation pursuant to Section 2.2 of the Plan, the last Vesting Date must be shortened (i.e., cannot be the date that is three years after Grand Date) for Canadian taxpayers. The last Vesting Date cannot be later than December 15th of the second year following the year in which the Award Date occurs.]

[NTD: Insert any non-solicit, non-compete or other restrictive covenants that apply in the event of Retirement.]

Capitalized terms used but not otherwise defined in this agreement shall have the meaning set out in the Plan.

The Company and the Participant understand and agree that the granting and settlement of these RSUs are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this agreement.

SUNDIAL GROWERS INC.

By:
Name:
Title:

The Participant agrees to the terms and conditions set out herein and confirms and acknowledges that the Participant has not been induced to enter into this agreement or acquire any Share Units by expectation of employment or service or continued employment or services with any Participating Company. The Participant confirms and acknowledges that the Participant has received and reviewed a copy of the Plan, including the early termination provisions set out in Section 3 of the Plan.

The Participant agrees to provide the Company with all information (including personal information, if applicable) required by the Company to administer the Plan. The Participant consents to the Company and any of its affiliates sharing and exchanging the Participant’s information held in order to administer and operate the Plan (including, if applicable, personal details, data relating to participation, salary, taxation and employment and sensitive personal data, including data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“Information”) and providing the Board, the Company’s and/or any of its affiliates’ agents, officers, employees and/or third parties with Information for the administration and operation of the Plan and the Participant accepts that this may involve Information being sent to a country outside of Canada which may not have the same level of data protection laws as Canada, and law enforcement agencies in that country may access Information in accordance with local laws. The Participant acknowledges that the Participant has the right to request a list of the names and addresses of any potential recipients of Information and to review and correct Information by contacting the Participant’s local human resources or Participating Company representative. The Participant acknowledges that the collection, processing and transfer of Information is important to the Plan administration and that failure to consent to same may prohibit participation in the Plan or the Participant’s receipt of the Share Units. [NTD: For Employees and individual Consultants include the first signature line and for Consultant entities include the second signature line.]

Signature

Name (please print)

[CONSULTANT ENTITY]

By:
Name:
Title:

CHECK THE BOX BELOW IF APPLICABLE:

□          I am a U.S. Participant and understand that my Share Units are subject to the terms and conditions of the Plan as modified by the Addendum to the Plan.

SUNDIAL GROWERS INC.
PERFORMANCE AND RESTRICTED SHARE UNIT PLAN
ELECTION NOTICE FOR RESTRICTED SHARE UNITS

To Sundial Growers Inc.,

Pursuant to the Sundial Growers Inc. Restricted and Performance Share Unit Plan (the “Plan”), the undersigned hereby elects to receive [■%] of the undersigned’s variable compensation in respect of the calendar year ending December 31, ■, in the form of RSUs under the Plan. This election is irrevocable for the undersigned’s ■ [Insert Year] annual incentive award.

Subject to the Plan, the RSUs awarded pursuant to this Election Notice will vest on the Vesting Date in the Grant Agreement, subject to an accelerated Vesting Date in accordance with Section 2.4 of the Plan.

All capitalized terms not defined in this Election Notice have the meaning set out in the Plan.

The undersigned understands and agrees that the granting and settlement of these RSUs are subject to the terms and conditions of the Plan, a copy of which is attached and all of which is incorporated into and forms a part of this Election Notice.

Name:

Date

NOTE: THIS ELECTION IS NOT AVAILABLE TO U.S. PARTICIPANTS.